Exhibit 2.1

CONTRIBUTION AGREEMENT

BY AND AMONG

CARRAMERICA REALTY CORPORATION,

CARRAMERICA OP, LLC

AND

CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P.

DATED AS OF                         , 2004

EFFECTIVE AS OF                         , 2004 AT 11:59 p.m. EASTERN DAYLIGHT TIME

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of                         , 2004, and is effective as of                         , 2004 at 11:59 p.m. Eastern Daylight Time (the “Effective Time”), by and among CarrAmerica Realty Corporation, a Maryland corporation (“CARC”), CarrAmerica OP, LLC, a Delaware limited liability company (“OPLLC”), and CarrAmerica Realty Operating Partnership, L.P., a Delaware limited partnership (“Operating Partnership”).

RECITALS

WHEREAS, CARC has adopted a plan to reorganize its structure and to convert to an umbrella partnership real estate investment trust (the “UPREIT Conversion”);

WHEREAS, in connection with and as part of the UPREIT Conversion, CARC has formed OPLLC, a wholly-owned subsidiary, to hold a limited partnership interest in Operating Partnership;

WHEREAS, in connection with and as part of the UPREIT Conversion, CARC has formed Operating Partnership in which CARC is a limited partner and the sole general partner; and

WHEREAS, in connection with and as part of the UPREIT Conversion, CARC desires to transfer and contribute to Operating Partnership all interests in the partnerships, corporations and/or other entities, properties or assets, tangible and intangible, fixed and contingent held by CARC immediately prior to the Effective Time (collectively, the “Contributed Assets,” which term excludes CARC’s existing interests in Operating Partnership, OPLLC and the interests in the entities, properties or assets, tangible and intangible, fixed and contingent, set forth on Schedule I attached hereto, which such assets are to be retained by CARC (collectively, the “Retained Assets”)), in exchange for Class A common units of limited partnership interests in Operating Partnership (the “Common Units”) and Series E Cumulative Redeemable Preferred Partnership Units (the “Series E Units”), the assumption, performance, satisfaction and discharge of any and all obligations and liabilities of CARC incurred through the Effective Time, known or unknown, contingent or fixed, including, without limitation, any and all liabilities relating to the Contributed Assets (the “Assumed Liabilities,” which term excludes the liabilities relating to the Retained Assets as set forth on Schedule II hereto (the “Excluded Liabilities”)), and certain other consideration on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

Contribution Transactions

1.1    Contribution Transactions. At the Effective Time, CARC will contribute, convey, transfer, assign and deliver (or will cause to be contributed, conveyed, transferred, assigned and/or delivered) forever to Operating Partnership, its successors and assigns, and Operating Partnership expressly assumes all of CARC’s right, title and interest under, in and to the Contributed Assets. CARC shall retain all right, title and interest in and to the Retained Assets. At the Effective Time, CARC will assign, transfer, convey and deliver forever to Operating Partnership, its successors and assigns, all of the Assumed Liabilities. CARC shall retain all Excluded Liabilities. The above contribution, conveyance, transfer, assignment, delivery and assumption of the Contributed Assets and Assumed Liabilities and retention by CARC of the Retained Assets and Excluded Liabilities, all as set forth in that certain Assignment and Assumption Agreement, dated as of the date hereof, the form of which is attached hereto as Exhibit A, shall hereinafter be collectively referred to as the “Contribution Transactions.”

1.2    Restatement of Interest of CARC and OPLLC in Operating Partnership. At the Effective Time, the partnership agreement of Operating Partnership shall be amended and restated in substantially the form attached hereto as Exhibit B (the “Amended and Restated Partnership Agreement”) and the interests of CARC and OPLLC in Operating Partnership shall be restated as follows: (a) CARC shall hold (i) a number of Common Units equal to the number of Total Common Units, minus 1,000 Common Units, and (ii) a number of Series E Units equal to the number of CARC Series E Preferred Shares outstanding at the Effective Time, and (b) OPLLC shall hold 1000 Common Units. “Total Common Units” means a number of Common Units equal to the number of CARC Common Shares outstanding at the Effective Time (including, subject to Section 1.5 below, “restricted shares” issued pursuant to CarrAmerica Realty Corporation 1997 Stock Option and Incentive Plan (the “CARC Stock Plan”)).

1.3    Restatement of General Partnership Interest. CARC is the general partner of Operating Partnership. At the Effective Time, 1,000 of the Common Units held by CARC shall be designated as the “General Partner Partnership Units” of Operating Partnership.

1.4    Assumption of Liabilities. At the Effective Time, Operating Partnership shall assume and agree to pay, perform and/or discharge in accordance with their terms, and shall at all times thereafter indemnify CARC and hold CARC harmless with respect to, the Assumed Liabilities. CARC shall not assign and Operating Partnership shall not assume any obligations and liabilities arising in connection with the Excluded Liabilities set forth on Schedule II hereto.

1.5    Assumption by Operating Partnership of Benefits With Respect to Unvested Restricted CARC Common Shares Issued Pursuant to the CARC Stock Plan. Pursuant to the CARC Stock Plan, CARC has approximately 4,523,151 “restricted” CARC Common Shares issued and outstanding that are held by certain current or former executives and directors of CARC that are subject to forfeiture in certain events or if certain specified contingencies do not occur (the “CARC Restricted Shares”). Substantially all of the CARC Restricted Shares will be held by current executive officers of CARC who will be employed by CARC following consummation of the UPREIT Conversion. As additional consideration for the assumption of liabilities to be made by Operating Partnership as part of the Contribution Transactions, CARC hereby conveys to Operating Partnership as of the Effective Time any residual economic right and benefit that it may have in the CARC Restricted Shares in the event of the forfeiture or other termination of such CARC Restricted Shares at any time following the Effective Time. In furtherance of the foregoing, in the event that any CARC Restricted Shares shall be forfeited and therefore returned to CARC at any time in the future, the interest of CARC in Operating Partnership shall be reduced by a number of Common Units equal the product of the number of such forfeited CARC Restricted Shares multiplied by the “Conversion Factor” (as defined in the Amended and Restated Partnership Agreement), without the necessity for any payments from Operating Partnership to CARC. In addition, in the event that any CARC Restricted Shares shall become vested in the future and therefore no longer subject to forfeiture and the holder is required to recognize compensation income for federal income tax purposes, such compensation income shall be deemed to have been paid to such holder of the CARC Restricted Shares by Operating Partnership (and not by CARC), and Operating Partnership shall take into account in computing its taxable income any deduction that may arise by reason of the holder’s recognition of such compensation income.

1.6    Closing of the Contribution Transactions; Implementation of Other Events Contemplated in this Article I. The closing of each of the Contribution Transactions referred to in Article I shall take place at the Effective Time, in the manner, and subject to the conditions set forth herein. Subject to the satisfaction, or waiver by Operating Partnership, OPLLC and CARC, of the conditions set forth in Article VI and Article VII applicable to each of them, all other provisions of this Article I shall become operative at the Effective Time, without the necessity for any further action on the part of any of the parties hereto.

1.7    Tax Treatment of Contribution Transactions. CARC, OPLLC and Operating Partnership mutually agree that, at the time of the

Contribution Transactions, each of OPLLC and the Operating Partnership is disregarded as an entity separate from CARC for federal income tax purposes. Each of CARC, OPLLC and the Operating Partnership intend that, for federal income tax purposes, the Operating Partnership shall continue to be disregarded as an entity separate from CARC until such time as a partner that is not a disregarded entity with respect to CARC for federal income tax purposes is admitted as a partner of the Operating Partnership, At such time, CARC shall be treated for federal income tax purposes as making a contribution of assets to the Operating Partnership in exchange for partnership interests in a transaction governed by Section 721 of the Internal Revenue Code of 1986, as amended.

1.8    Capital Contributions. CARC, OPLLC and the Operating Partnership agree that the Contribution Transactions shall constitute “Capital Contributions” to the Operating Partnership pursuant to Section 4.1 of the Amended and Restated Partnership Agreement by CARC and OPLLC, in exchange for Common Units.

ARTICLE II

Representations and Warranties of Operating Partnership

Operating Partnership hereby represents and warrants to CARC and OPLLC as follows:

2.1    Organization, Power and Authority, and Qualification. Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Operating Partnership has the requisite power and authority to carry on its business and to execute and deliver this Agreement and to perform its obligations hereunder.

2.2    Authority Relative to this Agreement; Non-Contravention. Operating Partnership has taken all action necessary to authorize the execution, delivery and performance of this Agreement by Operating Partnership and no other proceedings on the part of Operating Partnership are necessary to authorize the execution, delivery or performance of this Agreement by Operating Partnership nor the consummation of the Contribution Transactions (except as may be set forth in the applicable Transaction Documents (defined below)).

2.3    Binding Obligation. This Agreement has been duly and validly executed and delivered by Operating Partnership and constitutes a valid and binding agreement of Operating Partnership, enforceable against Operating Partnership in accordance with its terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors’ rights generally or the rights of creditors of corporations and general principles of equity.

2.4    Valid Issuance. The Common Units and the Series E Units to be held by CARC and OPLLC pursuant to Section 1.2 above and all other Common Units or Series E Units issued or to be issued to OPLLC, CARC or any of CARC’s subsidiaries pursuant to or as a result of any of the Contribution Transactions or any of the other provisions of Article I hereof will have, as of the Effective Time or such later time of issuance, been issued in accordance with this Agreement and the Amended and Restated Partnership Agreement, as in effect at the Effective Time, and will be duly authorized, validly issued and outstanding, and the issuance thereof will not be subject to preemptive or other similar rights (except as expressly set forth in the Amended and Restated Partnership Agreement), and CARC and OPLLC will acquire good, valid and marketable title thereto, free and clear of all mortgages, liens, pledges, charges, claims, security interests, agreements and encumbrances, except pursuant to applicable securities laws and any other agreements to which CARC or OPLLC is a party.

ARTICLE III

Representations and Warranties of CARC

CARC hereby represents and warrants to Operating Partnership and OPLLC as follows:

3.1    Organization, Power and Authority. CARC is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. CARC has the requisite power and authority to carry on its business as it is now being conducted, to execute and deliver this Agreement and to perform its obligations hereunder.

3.2    Authority Relative to this Agreement; Non-Contravention. CARC has taken all action necessary to authorize the execution, delivery and performance of this Agreement by CARC and no other proceedings on the part of CARC are necessary to authorize the execution, delivery or performance of this Agreement by CARC nor the consummation of the Contribution Transactions (except as may be set forth in the applicable Transaction Documents).

3.3    Binding Obligation. This Agreement has been duly and validly executed and delivered by CARC and constitutes a valid and binding agreement of CARC, enforceable against CARC in accordance with its terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors’ rights generally or the rights of creditors of limited partnerships and general principles of equity.

3.4    Securities Representations.

(a)    CARC understands that the Common Units and the Series E Units have not been registered under federal securities laws and cannot be sold or otherwise transferred without registration or the existence of an applicable exemption from registration.

(b)    CARC has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Common Units and the Series E Units, and CARC understands and is able to bear any economic risks associated with such investment (including the inherent risk of losing all or part of its investment in Operating Partnership).

(c)    CARC has access to such information concerning Operating Partnership as it deems necessary to execute and deliver, and perform obligations under, this Agreement.

(d)    CARC is acquiring the Common Units and the Series E Units for its own account and not with a view to its resale or distribution. CARC has no contract, undertaking, arrangement or agreement with any person to sell or transfer or to have any person sell for CARC all or any portion of the Common Units and/or the Series E Units to be held by CARC. CARC has no present obligation, indebtedness or commitment, nor is any circumstance in existence that will compel CARC, to secure funds by the sale of the Common Units and/or the Series E Units, and CARC does not now have any reason to anticipate any change in circumstance or other particular occasion or event that would cause CARC to transfer all or any part of the Common Units and/or the Series E Units.

ARTICLE IV

Representations and Warranties of OPLLC

OPLLC hereby represents and warrants to Operating Partnership and CARC as follows:

4.1    Organization, Power and Authority. OPLLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. OPLLC has the requisite power and authority to carry on its business as it is now being conducted, to execute and deliver this Agreement and to perform its obligations hereunder.

4.2    Authority Relative to this Agreement; Non-Contravention. OPLLC has taken all action necessary to authorize the execution, delivery and performance of this Agreement by OPLLC and no other proceedings on the part of OPLLC are necessary to authorize the execution, delivery or performance of this Agreement by OPLLC nor the consummation of the Contribution Transactions (except as may be set forth in the applicable Transaction Documents).

4.3    Binding Obligation. This Agreement has been duly and validly executed and delivered by OPLLC and constitutes a valid and binding agreement of OPLLC, enforceable against OPLLC in accordance with its terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors’ rights generally or the rights of creditors of limited partnerships and general principles of equity.

4.4    Securities Representations.

(a)    OPLLC understands that the Common Units have not been registered under federal securities laws and cannot be sold or otherwise transferred without registration or the existence of an applicable exemption from registration.

(b)    OPLLC has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Common Units, and OPLLC understands and is able to bear any economic risks associated with such investment (including the inherent risk of losing all or part of its investment in Operating Partnership).

(c)    OPLLC has access to such information concerning Operating Partnership as it deems necessary to execute and deliver, and perform obligations under, this Agreement.

(d)    OPLLC is acquiring the Common Units for its own account and not with a view to its resale or distribution. OPLLC has no contract, undertaking, arrangement or agreement with any person to sell or transfer or to have any person sell for OPLLC all or any portion of the Common Units to be held by OPLLC. OPLLC has no present obligation, indebtedness or commitment, nor is any circumstance in existence that will compel OPLLC, to secure funds by the sale of the Common Units, and OPLLC does not now have any reason to anticipate any change in circumstance or other particular occasion or event that would cause OPLLC to transfer all or any part of the Common Units.

ARTICLE V

Indemnification

5.1    Indemnification Regarding Post-Contribution Liabilities. Operating Partnership shall hold harmless, indemnify and defend CARC against any and all obligations, claims, losses, damages, liabilities and expenses (including reasonable attorneys’ fees and other charges) (collectively, “Losses”) arising out of events, contractual obligations, acts or omissions of Operating Partnership or its agents that occur in connection with the ownership or operation of the Contributed Assets after Operating Partnership’s acquisition thereof at the Effective Time.

5.2    Indemnification Regarding the Assumed Liabilities. Operating Partnership agrees to hold harmless, indemnify and defend CARC and its officers, directors, employees, agents and representatives against any and all Losses related to the Assumed Liabilities. The obligations of Operating Partnership under this Section 5.2 shall survive the Effective Time in perpetuity.

5.3    Additional Indemnification. The indemnifications set forth in this Article V shall be in addition to the indemnifications set forth in Section 7.7 of the Amended and Restated Partnership Agreement or in any other agreement or document.

5.4    Notice and Cooperation on Indemnification. Whenever CARC shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which Operating Partnership is or may be responsible under this Agreement, CARC shall notify Operating Partnership promptly and furnish such copies of documents (and make originals thereof available) and such other information as CARC may have that may be used or useful in the defense of such claims and shall afford Operating Partnership full opportunity to defend the same in the name of CARC and generally shall cooperate with Operating Partnership in the defense of any such claim.

5.5    Contribution of Future Proceeds. Any future proceeds received by CARC after the Effective Time in connection with CARC’s rights pursuant to that certain Assignment Agreement dated as of August 16, 2002 (the “Assignment Agreement”) by and among Merrill Lynch Derivative Products AG, ALEXMEZZ LLC and CARC entered into in connection with certain Transferred Transactions (as defined in the Assignment Agreement), which Assignment Agreement and related documents are Retained Assets, shall be contributed to Operating Partnership for no additional consideration.

ARTICLE VI

Conditions to Operating Partnership’s Obligation to Close

The obligations of Operating Partnership to consummate the transactions contemplated by this Agreement shall be subject to fulfillment (or waiver by Operating Partnership, taking into account Section 1.6 above) immediately prior to the Effective Time of the following conditions:

6.1    Representations, Warranties and Covenants. The representations and warranties made by CARC and OPLLC in this Agreement, the Transaction Documents, or in any document delivered by CARC and OPLLC pursuant to this Agreement or the Transaction Documents shall be true and correct in all material respects when made and on and as of the Effective Time as though such representations and warranties were made on and as of such date and time; and OPLLC, CARC and the subsidiaries of CARC shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement or pursuant to the Transaction Documents.

6.2    No Order or Injunction. The consummation of the Contributions Transactions and the other transactions comprising the UPREIT Conversion shall not have been restrained, enjoined or prohibited by any order or injunction of any court or governmental authority of competent jurisdiction.

6.3    Delivery of Documents. CARC shall have delivered all respective instruments of conveyance and all other documents listed on Schedule III, as applicable to CARC, or otherwise required under Section 8.1 (“CARC Transaction Documents”).

ARTICLE VII

Conditions to OPLLC’s and CARC’s Obligation to Close

The obligations of OPLLC and CARC to consummate the transactions contemplated by this Agreement shall be subject to fulfillment (or waiver by OPLLC and CARC, taking into account Section 1.6 above) immediately prior to the Effective Time of the following conditions:

7.1    Representations, Warranties and Covenants. The representations and warranties made by Operating Partnership in this Agreement, the Transaction Documents, or in any document delivered by Operating

Partnership pursuant to this Agreement or the Transaction Documents shall be true and correct in all material respects when made and on and as of the Effective Time as though such representations and warranties were made on and as of such date and time; and Operating Partnership shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement or pursuant to the Transaction Documents.

7.2    No Order or Injunction. The consummation of the Contributions Transactions and the other transactions comprising the UPREIT Conversion shall not have been restrained, enjoined or prohibited by any order or injunction of any court or governmental authority of competent jurisdiction.

7.3    Evidence of Ownership the Common Units and Series E Units. Operating Partnership shall have delivered (or undertaken to deliver) to CARC and OPLLC an executed copy of the Amended and Restated Partnership Agreement, with Exhibit B thereto completed to reflect ownership by CARC of the Common Units and Series E Units and ownership by OPLLC of the Common Units, all as described in Section 1.2 above.

7.4    Delivery of Documents. Operating Partnership shall have delivered all respective instruments of assumption and all other documents listed on Schedule III, as applicable to Operating Partnership, or otherwise required under Section 8.2 (“Operating Partnership Transaction Documents” and collectively with CARC Transaction Documents, “Transaction Documents”).

ARTICLE VIII

Additional Deliveries

8.1    CARC’s Additional Deliveries. At or prior to the Effective Time, CARC shall deliver the following (all of which shall be duly executed and acknowledged where required):

(a)    One or more written documents of conveyance in form and substance reasonably satisfactory to Operating Partnership reflecting Contribution Transactions or other contributions to Operating Partnership contemplated by this Agreement not otherwise evidenced by the Transaction Documents;

(b)    Such documents and certificates as Operating Partnership may require to establish the authority of the parties executing any documents in connection with the Transaction Documents and this Agreement; and

(c)    Such other documents, instruments and certificates as Operating Partnership, OPLLC and CARC reasonably agree are necessary or appropriate, including, without limitation, recording and transfer forms and affidavits.

8.2    Operating Partnership’s Additional Deliveries. At or prior to the Effective Time, Operating Partnership shall deliver or cause to be delivered to CARC and OPLLC the following:

(a)    An executed copy of the Amended and Restated Partnership Agreement, with Exhibit B thereto completed to reflect ownership by CARC of the Common Units and Series E Units and ownership by OPLLC of the Common Units, all as described in Section 1.2 above;

(b)    Such assignment and assumption agreements as may be deemed necessary and appropriate by CARC and Operating Partnership to evidence CARC’s assignment, and Operating Partnership’s assumption, of the Assumed Liabilities;

(c)    Such documents and certificates as CARC and OPLLC may require to establish the authority of the parties executing any documents in connection with the Transaction Documents and this Agreement; and

(d)    Such other documents, instruments and certificates as Operating Partnership, OPLLC and CARC reasonably agree are necessary or appropriate, including, without limitation, recording and transfer forms and affidavits.

ARTICLE IX

Transfer Taxes and Closing Costs

9.1    Conveyance. CARC and Operating Partnership shall join in completing, executing, delivering and verifying the returns, affidavits and other documents required in connection with any real property transfer, recordation or similar tax payable by reason of any of the Contribution Transactions.

9.2    Closing Costs. Operating Partnership agrees to pay all costs associated with the closing of the acquisition of the Contributed Assets by Operating Partnership pursuant to the Contribution Transactions, including (i) survey costs, if a survey is obtained, (ii) costs of obtaining any title insurance policy for the benefit of Operating Partnership, if any such title insurance policy is obtained by Operating Partnership, (iii) documentary and transfer fees, (iv) all taxes, recording charges and other fees imposed on or in connection with the Contribution Transactions, and (v) all legal fees and disbursements. Operating

Partnership’s obligation to pay the closing costs hereunder in respect of the Contribution Transactions shall be in addition to and apart from its other obligations under Article I of this Agreement and any of the Transaction Documents.

9.3    Other Costs. Operating Partnership shall be responsible for the payment of all other costs incurred by Operating Partnership, OPLLC or CARC in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby (and the prior payment of such costs by OPLLC, CARC or any of CARC’s subsidiaries shall be deemed an additional capital contribution to Operating Partnership by OPLLC or CARC for purposes of this Agreement).

ARTICLE X

Termination

10.1    Termination. This Agreement may be terminated at any time before the Effective Time by the mutual consent of the parties hereto.

ARTICLE XI

General Provisions

11.1    Survival of Representations and Warranties. It is the express intention and agreement of the parties hereto that the representations, warranties and covenants of the parties set forth in this Agreement shall survive the closing of the transaction contemplated by this Agreement and the other Transaction Documents.

11.2    Notices. All notices, demands, requests or other communications that may be or are required to be given or made by any party to the other parties pursuant to this Agreement shall be in writing and shall be hand delivered or transmitted by certified mail, express overnight mail or delivery service, telegram, telex or facsimile transmission to the parties at the addresses specified beneath each party’s name set forth on the signature page hereto or such other address as the addressee may designate by written notice to the other party.

Each notice, demand, request or communication that is given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the delivery receipt, the affidavit of messenger or, with respect to a telex, the answer back being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

11.3    Governing Law. This Agreement, the rights and obligations of the parties hereto and any claims or disputes relating to such rights and obligations shall be governed by and construed under the laws of the State of Delaware, excluding the choice of law rules thereof.

11.4    Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

11.5    Gender and Number. Whenever the context shall require, all words in the male gender shall be deemed to include the male, female or neuter genders, all singular words shall include the plural, and all plural words shall include the singular.

11.6    Benefit and Assignment.

(a)    CARC shall not assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of Operating Partnership and OPLLC; provided, however, that CARC may assign all of its rights and benefits under this Agreement following the Effective Time in connection with any merger or consolidation to which it is a party or any sale, transfer or other transaction that results in the transfer of all or substantially all of the assets of CARC to another entity, subject to the conditions that such acquiring entity agree to assume and perform all of the obligations of CARC hereunder and that such transfer is permitted under the Amended and Restated Partnership Agreement.

(b)    OPLLC shall not assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of Operating Partnership or CARC; provided, however, that OPLLC may assign all of its rights and benefits under this Agreement following the Effective Time in connection with any merger or consolidation to which it is a party or any sale, transfer or other transaction that results in the transfer of all or substantially all of the assets of OPLLC to another entity, subject to the conditions that such acquiring entity agree to assume and perform all of the obligations of OPLLC hereunder and that such transfer is permitted under the Amended and Restated Partnership Agreement.

(c)    Operating Partnership shall not assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of CARC or OPLLC; provided, however, that Operating Partnership may assign all of its rights and benefits under this Agreement following the Effective Time in connection with any merger or consolidation to which it is a party or any sale, transfer or other transaction that results in the transfer of all or substantially all of the assets of Operating Partnership to another entity, subject to the conditions that such acquiring entity agree to assume and perform all of the obligations of Operating Partnership hereunder and that such transfer is permitted under the Amended and Restated Partnership Agreement.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto and any person or entity with rights of indemnification under Article V is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and, except for the foregoing persons or entities having indemnification rights, the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

11.7    Severability. If any part of any provision of this Agreement or any other Agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said agreement so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any of the parties hereto.

11.8    Entire Agreement; Amendment. The Schedules and the Exhibits attached hereto are hereby incorporated into the Agreement as if fully set forth herein. This Agreement, together with the Schedules and the Exhibits attached hereto and the Transaction Documents, contain the final and entire agreement between the parties hereto with respect to the Contribution Transactions and the other matters addressed in this Agreement, supersede all prior oral and written memoranda and agreements with respect to the matters contemplated herein, and are intended to be an integration of all prior negotiations and understandings. CARC, OPLLC and Operating Partnership shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained or referred to herein or therein. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

11.9    No Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

11.10    Time for Performance. If the date for the performance of any obligation, or the giving of any notice, by CARC, OPLLC or Operating Partnership hereunder falls upon a Saturday, Sunday or legal holiday recognized by the United States government, the State of New York or the District of Columbia, then the time for such performance or notice shall be extended until the next business day.

11.11    Counterparts. This Agreement may be executed in any number of counterparts which, when taken together, shall constitute a single, binding instrument.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the parties have caused this Agreement to be duly executed and delivered on its behalf as of the date first above written.

CARRAMERICA REALTY CORPORATION

By:
Name: Title:

CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P.

By:	CarrAmerica Realty Corporation, its sole general partner

By:
Name: Title:

CARRAMERICA OP, LLC

By:	CarrAmerica Realty Corporation, its sole member

By:
Name: Title: